Exhibit 12.1



                 SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)


                                THREE
                                MONTHS
                                ENDED
                                MARCH
                                 31,             YEARS ENDED DECEMBER 31
                                2004     2003     2002      2001     2000      1999

Income/(loss) before taxes     $ (91) $ (46)     $2,563    $2,523   $3,188    $2,795
     Less: Equity income       $   78 $   54     $  -      $  -     $  -      $  -
                                -----  -----      -----     -----    -----     -----
Income/(loss) before taxes
  and equity income            $(169) $(100)     $2,563    $2,523   $3,188    $2,795
                                -----  -----      -----     -----    -----     -----
Add Fixed Charges:
     Interest Expense              48     81         28        40       44        29
     One-third of Rental Expense    8     30         27        24       24        22
     Capitalized Interest           5     11         24        25       20        12
                                -----  -----      -----     -----    -----     -----
                                   61    122         79        89       88        63
                                -----  -----      -----     -----    -----     -----
Less: Capitalized Interest        (5)   (11)       (24)      (25)     (20)      (12)
Add: Amortization of
  Capitalized Interest              2      9          8         7        7         7
Add: Distributed Income of
  Equity Investees                 32     32         -         -        -         -
                                -----  -----      -----     -----    -----     -----
Earnings before taxes, and
  Fixed Charges                $ (79) $   52    $ 2,626    $2,594   $3,263    $2,853
                                =====  =====      =====     =====    =====     =====
Ratio of Earnings to Fixed
  Charges                       (1.3)*   0.4**     33.2      29.1     37.1      45.3
                                =====  =====      =====     =====    =====     =====


*For the quarter ended March 31, 2004, earnings were insufficient to cover fixed charges by $140 million.

**For the year ended December 31, 2003, earnings were insufficient to cover fixed charges by $70 million.


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"Earnings"  consist of income  (loss) before income taxes and equity income from our cholesterol joint venture with Merck & Co., Inc., plus fixed charges (other than capitalized interest) and distributed income from the joint venture. "Fixed charges" consist of interest expense, capitalized interest and one-third of rentals which we believe to be a reasonable estimate of the interest component within leases.